Exhibit 99.2

Corporate Participants

Deb Strohmaier
Greif, Inc — VP Communications

Mike Gasser
Greif, Inc — Chairman of the Board of Directors, CEO

Rob McNutt
Greif, Inc — SVP & CFO

Presentation

Operator
Greetings and welcome to the Greif Inc. second quarter 2011 earnings conference call. At this time, all participants are in a listen only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Debra Strohmaier, Vice President of Corporate Communications for Greif Inc. Thank you, Ms. Strohmaier, you may begin.

Deb Strohmaier - Greif, Inc — VP Communications

Thank you, Christine. Good morning, everyone. As a reminder, you may follow this presentation on the web at greif.com in the investor center under conference calls. If you don’t already have the earnings release it is also available on our website. We are on slide two. The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are on slide two of this presentation, in the Company’s 2010 form 10K, and in other Company SEC filings, as well as Company earnings news releases. As noted on slide three, this presentation uses certain non-GAAP financial measures, including those that exclude special items such as restructuring charges and acquisition related costs and EBITDA before special items.

EBITDA is defined as net income plus interest expense net plus income tax expense less equity earnings of unconsolidated subsidiaries net of tax plus depreciation, depletion, and amortization expense. Management believes the non-GAAP measures provide a better indication of operational performance and a more stable platform on which to compare the historical performance of the Company than the most nearly equivalent GAAP data. All non-GAAP data in the presentation are indicated by footnote. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation and in the second quarter 2011 earnings release. Giving prepared remarks today are Chairman and CEO, Mike Gasser, and Senior Vice President and CFO, Rob McNutt. President and COO, David Fischer, is also here for the question-and-answer session. I will now turn the call over to Mr. Gasser.

Mike Gasser - Greif, Inc — Chairman of the Board of Directors, CEO

Think you, Deb. Good morning, everyone, and thank you for joining our call. For those of you following this presentation on the web, we are on slide four. I am pleased to report that some of the highlights of our quarter include record net sales, net income, net income before special items, and EBITDA before special items. I want to give special recognition to Paper and Packaging and Flexible Products, which both turned in solid results. And the acquisitions we made in 2010 are contributing nicely already. We still face cost pressures for our Rigid Packaging segment. However, margins are improving as the contractual cost pass-through mechanisms kick in. Overall, the entire first half of the year has put us in a good position for the second half, which has typically been stronger because of the agricultural business that generates higher sales volumes. Please go to slide 5.

Our 2011 strategy team officially began its work during the quarter and has been meeting every other week since its kickoff, with homework on alternative weeks. I receive a weekly report on their progress and am impressed on how quickly and thoroughly they have grasped their new task. 11 members of the team representing all parts of the world in different functions and businesses are led by Tim Bergwall, Paper and Packaging, and Philippe Marty from EMEA. I look forward to giving you a summary of their final report after we review it with our board.

The natural disasters that happened in the quarter from the earthquake and tsunami in Japan to flooding in the United States to drought in Europe did not directly affect our business, although it did affect some of our customers and transportation routes. The impact is difficult for us to measure. However, because of our diverse business locations, we are in a position to ship orders within our network.

Construction of our fabric hub in the Kingdom of Saudi Arabia continues. We expect it to be operational next year.

Lastly, we continue with the smooth transition internally. In April, we announced that Dave Fischer, who you know from these calls, will succeed me as CEO on November 1. This will leave me free to focus on my role as Executive Chairman.

Now to slide 6. Last month Rob and I attended interpack, the international packaging show in Dusseldorf, which provided a world platform for the formal introduction of our Flexible Products and Services segment.

As I toured the show, I was struck by the overwhelming majority of companies that featured sustainability in their displays. I was pleased to see that attention is being given to this issue and I hope that real action is taking place to go along with the marketing.

At Greif, we are currently working with the World Business Council for Sustainable Development and SC Johnson to host the organization’s first invitation only US Midwest meeting. I am pleased to note that representatives from more than 30 multinational companies will join us on the Greif campus. As we have demonstrated in the past, our sustainability efforts have and continue to positively impact our operating results. Now Rob will provide you with an update of our financial results.

Rob McNutt - Greif, Inc — SVP & CFO

Thank you, Mike. Turning to slide 7, the financial summary includes key line items of our performance. Sales volumes and prices were higher in our Rigid Industrial Packaging, Flexible Packaging and Paper Packaging business segments. Selling, general and administrative expenses were $114 million for the second quarter compared to $92 million a year ago. Most of this increase was related to the acquisitions during the past 12 months and higher performance-based incentives. Expressed as a percentage of net sales, SG&A expenses were essentially flat at 10.8% of net sales for the second quarter. Operating profit increased $18 million to $91 million for the second quarter of 2011 compared to a year ago. Operating profit before special items rose to $104 million for second quarter from $82 million a year ago, with the largest increases achieved in our Paper Packaging and Flexible Product segments and to a lesser extent, the Rigid Industrial Packaging and Land Management segments.

The book tax rate for second quarter 2011 was 22.6% compared with 19.1% for the same period in 2010. Net income before special items was $1.04 per class A share for the second quarter of 2011 compared with $0.86 for the same period last year. EBITDA before special items increased approximately 21% to $132 million for the second quarter of this year compared with the second quarter of 2010.

Please turn to slide 8. Rigid Industrial Packaging represented 70% of consolidated net sales for the second quarter 2011. The net sales increase of 17% compared to a year ago was primarily due to successful contractual pass-through of higher substrate cost, particularly for steel and resin. Last quarter, we noted that these costs had adversely impacted gross profit margin and that this metric would improve based on the implementation of cost pass-through pricing mechanisms. This has played out largely as we had anticipated.

Prices and volumes in Asia and Latin America remain strong. However, high steel costs in Latin America negatively impacted results for that region. Operating profit before special items was essentially flat compared to the prior year. EBITDA before special items of $88 million for the quarter was just below the same period last year, due to an increase in other expenses, including foreign exchange losses in the segment.

Turning to slide 9, results for the Flexible Products segment improved significantly, both sequentially and year-over-year. The most significant factor in the year-over-year improvement was the acquisition of three FIBC manufacturers and a leading distributor for FIBC bags in Europe during 2010. The sequential improvement was the result of acceleration of our integration plans during the first half of 2011.

The annualized run rate for this segment is now above $500 million, as we continue to move toward our goal of $1 billion in net sales by 2015. And substantial improvements in productivity, as we apply the Greif Business System, are helping margins in that business as well. While our integration of the Flexible Products segment incurred upfront costs, most of these initial integration costs are largely behind us and are expected to decline sharply compared with the first half of this year. We’re now shifting our focus to network optimization and will likely incur restructuring charges as we rationalize operations. By this calendar year-end we expect to have made significant progress toward implementation of raw material cost pass-through mechanisms similar to what we have in the Rigid Industrial Packaging business, which should contribute to more stable margins going forward.

As Mike mentioned earlier, further progress took place during the second quarter of 2011, regarding the fabric hub under construction in the Kingdom of Saudi Arabia. Concrete is being poured and the facility is beginning to take shape. We expect it to be completed during the third quarter of 2012 and be fully operational by calendar year-end of that same year, which should result in a step change in our cost structure in that business.

Turning to slide 10, the quarterly comparisons of the results for Paper Packaging segment. They remain solid based on improved industry fundamentals and actions initiated to realize greater operating efficiencies by the business. The April 2010 containerboard price increase benefited the year-over-year comparisons. Although second quarter cost for old corrugated containers were above a year ago, costs have moderated somewhat recently.

Operating profit and EBITDA, both before special items, increased significantly compared with a year ago, as these measures benefited from a 13% increase in net sales, improved gross profit margin and lower SG&A expenses. The Land Management segment performed well in line with expectations for the second quarter of 2011, as shown on slide 11. Sales increased both sequentially and year-over-year. During the second quarter, sales were $4 million above the same period last year. Sales of special use properties were approximately $200,000 below the same period last year. Severe weather conditions in the form of floods and tornadoes have impacted multiple regions of the United States this year. Thus far our timber properties in the southeastern United States have not been significantly impacted, with about 200 acres of our nearly 290,000 acres directly affected in terms of value. Please turn to slide 12.

Capital expenditures were $33 million for the second quarter compared with approximately $31 million last year. We’ve elected to increase our 2011 capital expenditures before acquisition and timberland purchases to $150 million, which is $10 million higher than the previous guidance. This amount is approximately 10% above our estimate of $136 million of depreciation, depletion and amortization for 2011. The increased spending represents a number of smaller projects that offer excellent returns. The net debt for the first half of the year increased $194 million to $1.1 billion at April 30, 2011, primarily due to funding acquisitions, capital expenditures, and increased working capital needs driven by normal seasonality, higher prices, costs, and growth, partially offset by strong operating results.

Please go to slide 13. In conclusion, our record results for the second quarter of 2011 included higher net sales, net income, and net income and EBITDA before special items. Operating profit before special items was higher in each of our business segments compared with the same period last year. There was sequential improvement in margins for the Rigid Industrial Packaging segment due to the pass-through of higher substrate costs, continued improvement in Flexible Products, as they move forward with their integration and growth strategy, and solid performance in Paper Packaging. We anticipate further improvement in financial performance during the second half of fiscal 2011, driven primarily by Flexible Products, as benefits from integration efforts through the first half of fiscal 2011 are achieved, and by Rigid Industrial Packaging, as the full impact of cost pass-through mechanisms are realized. Historically, third and fourth quarter results have been the Company’s stronger quarters during the year, partly due to higher sales volumes for products used in the agricultural sector. That concludes our prepared remarks. Mike, Dave, and I will now take your questions. Christine?

Questions and Answers

Operator

(Operator Instructions) Chris Manuel with KeyBanc Capital Markets.

Chris Manuel - KeyBanc Capital Markets – Analyst

Good morning gentlemen.

Mike Gasser - Greif Inc. — Chairman of the Board and CEO

Good morning Chris.

Rob McNutt - Greif Inc. — SVP and CFO

Morning Chris.

Chris Manuel - KeyBanc Capital Markets – Analyst

I do have a couple questions for you but first two comments I wanted to make. One was congratulations David, you’ve got some big shoes to step into, but I’m confident you will do a very good job. And second is Rob, I really appreciate all the extra disclosure in the press release with the other EBITDA components as well as cash flow components. So thank you both. Couple questions. First, can you expand a little bit on maybe some of the impacts in your business from raw materials? Are you still a little bit behind in plastics whether it be in the drum business or FIBC business? And steel, etc. how big of an impact. If you could quantify what the issue was in Latin America.

David Fischer - Greif Inc. — President and COO

Couple points Chris, this is David, first of all thank you for your compliments, I appreciate that. The work I think is largely completed. There is a small percentage of work around the world to get past the significant increase in raw materials. Most of our pass-through mechanisms as you know take place over a relatively short period of time, 30 to 60 days. A lot of those have been very successful. We have a little work left. As far as Latin America specifically, we simply got caught by a couple of shipments being late, and being late during a period of time where steel was at a peak and arriving into Latin America, I would call it an in ill-timed timeframe, and is probably going to take us another quarter to get that high-cost steel worked through our system and inventories back to where they should be on a long-term basis.

Mike Gasser - Greif Inc. — Chairman of the Board and CEO

Chris, this is Mike. I want to add one thing on Latin America. You should be very clear, one thing the Asia — Latin America issue is not a volume issue. Volume is very strong in Asia and Latin America. Margins are very good on that. And the profit issue is a currency and a steel issue as Dave mentioned. From an operations standpoint, we are comfortable with what is happening there.

Chris Manuel - KeyBanc Capital Markets – Analyst

Okay. On a year-over-year basis, it was about $6 million or so. I think below the Asia — Latin America on a profit basis, would that be a reasonable proxy or would it be a little more than that what potentially it was, and if so it is it reasonable to assume that something like that while demand as you point out continue in Q3 as well?

Rob McNutt - Greif Inc. — SVP and CFO

This is Rob, Chris. In terms of Asia, Asia performance — take that one off the table. As Mike said the volume price cost etc are in good shape, but this is Latin America and the steel issue, the volumes are okay. Some of that has flowed through. As David said, it will take us a quarter, maybe a little more to get through the balance of that. So expect something similar going forward.

Chris Manuel - KeyBanc Capital Markets – Analyst

Okay. Other question I had was could you talk maybe a little bit about the volumes that you saw in the quarter, by some of the different segments. Is there anything different with some of the different substrates or some of the different regions? And did you see any appreciable changes through the quarter and volume trajectory? As we’ve seen from the industrial production numbers, certain regions of the world start to slow a little but. Could you maybe give us a little color there?

Mike Gasser - Greif Inc. — Chairman of the Board and CEO

Yes, I will kick this off Chris, We are going to tag team here on this. Volumes, we will break this out by a couple ways. We will compare second quarter this year to first quarter so it’s a sequential change first. And as a Company as a whole, sequentially, volumes are up high single digits quarter over quarter. North America was up low double digits, Latin America was flat, and EMEA was up mid-to low double digits and the Asia region was relatively flat. If you compare second quarter of this year to second quarter last year, we have a real strong second quarter last year, so it was a difficult comp for us. And it was basically flat to slightly up through most of the regions other than the APAC region which was up mid-single digit region when you compare second quarter to second quarter. The only other data point that we have is when we look at the May results, and we just get those, and the May results compared to April are still up. Slightly up in most of the parts of the world, a little bit stronger in the EMEA region. We all read the same economic news that everyone else does about the economy. Our data points that we see right now, the economy still seems to be pretty good from what we can see.

David Fischer - Greif Inc. — President and COO

And the only other thing I would add Chris is that if you look at back over the past five or six months, our sales force has been holistically consumed and challenged by margin management and getting the increased cost of raw materials, which had been steep, passed through to the marketplace. So, while we have done some hunting, it’s been more of a focus on margin management. I would give one exception to that has been the good work out of EMEA as Mike mentioned. They’ve done a very good job of balancing some hunting activities with the cost pass-through, but that challenge has been significant for us. I think our guys have done an excellent job at it, and we hope most of those cost increases at least from the severity that they once were early in the year, have passed.

Mike Gasser - Greif Inc. — Chairman of the Board and CEO

Chris, one other point that we should point out, we really can’t quantify this but you should be aware of this. The food business started a little bit later this year. Last year we had a little bit of the activity in the second quarter. Because of rains and things like that, we didn’t have any in the second quarter this year, so it will all be in the third and fourth quarter. So it’s a little bit difficult comparison when you’re just looking second quarter this year to second quarter last year.

Chris Manuel - KeyBanc Capital Markets – Analyst

Thank you for the color I got a couple more questions and I’ll jump back in the queue.

(Operator Instructions) our next question comes from Ghansham Panjabi, Robert W. Baird

Ghansham Panjabi - Robert W. Baird

Since you had your last call, there’s been a decent amount of consolidation in containerboard. We’ve seen the market rapidly consolidate, do you feel that Greif also needs to participate to maintain relevance to your customers or do you think that you’re strategy is right at this point?

Mike Gasser - Greif Inc. — Chairman of the Board and CEO

We are aware of the consolidation, it’s an exciting time in the containerboard industry. It will be interesting to watch how this plays out over the near future. Our strategy has always been we don’t play against the big boys, we are more of a niche player and we’re comfortable with that strategy. We will continue to execute on that strategy.

Ghansham Panjabi - Robert W. Baird

Got you. So as you look at the first half of this year, paper obviously did the heavy lifting on year-over-year basis from bearing standpoint. Industrial less so, as we look to the second half. Should we expect a flip between the two?

Mike Gasser - Greif Inc. — Chairman of the Board and CEO

You know, probably. We would love to have all of them hit on all cylinders but as Dave said, we’ve done a lot of heavy lifting on the balancing the price cost in the rigid with the rising raw material costs, and so we’ve done a lot of heavy lifting on price; raw materials prices are moderating, we would expect margins to improve in that business as raw material prices moderate. Historically, that has happened so we would expect that. There are a few headwinds in the paper business with OCC prices. And so, there could be some headwinds in that business. We’re comfortable with our portfolio businesses right now and as we look to go forward.

Ghansham Panjabi - Robert W. Baird

Okay, it’s just to finish this out, are you expecting operating profit for paper packaging during the second half of 2011 and to be up year-over-year? In the second half?

Rob McNutt - Greif Inc. — SVP and CFO

This is Rob. That requires me to make a price forecast and a cost forecast on OCC, and with the consolidation dynamics going on, it’s really tough to forecast prices. And OCC price is dependent on a lot of things, primarily with what is going on in Asia. That’s a tough one to call. Frankly, as Mike said earlier, we feel very good about our position in that business and recently, OCC has been moderating. There has been some pressure on box prices in the market, but as you know, we are largely a sheet producer and we have not seen similar pressures on the sheet side. So on balance, I would say currently that feels pretty good to us. But the balance of the year, I will let you make the forecast.

Ghansham Panjabi - Robert W. Baird

Okay. And a final one if I could on the free cash, outlook for 2011. On the last couple of calls you pointed towards $275 million-$300 million. Is that still the right range to think about for the full year?

Rob McNutt - Greif Inc. — SVP and CFO

This is Rob again. As I mentioned we have a $10 million increase in CapEx so we’re obviously going to have an impact there. But the biggest driver here where we’ve got headwinds on that is in working capital where the increase in steel costs and resin costs have now been kicked through into pricing and impacting receivables. They are making it tough for us to get to that $275 million-$300 million. Having said that, and the externalities, I’m still not completely happy with the way we are managing in terms of the turns of working capital. And so I think there’s some opportunity there to get more out of that. So in summary it’s going to be tough to hit that number given the cost increases that we’ve absorbed and pass-through to our customers impact on working capital.

Ghansham Panjabi - Robert W. Baird

Got it, thanks so much, good luck in the quarter.

(Operator Instructions) our next question comes from Phil Gresh, JPMorgan.

Phil Gresh - JPMorgan

Good morning.

Mike Gasser - Greif Inc. — Chairman of the Board and CEO

Good morning Phil.

Phil Gresh - JPMorgan

I wanted to follow-up on Ghansham’s question just on the input cost side on paper packaging. You said you see some moderation in OCC but also there’s headwinds, I want to get a little bit of clarification exactly what you’re seeing there, and I know there is some regional variations in OCC that have been going on. Do guys follow the yellow sheet or specific regions?

Rob McNutt - Greif Inc. — SVP and CFO

Yes, this is Rob. And for us, we’ve got the mill in Virginia and the mill in Ohio and so we do tend to be more regionally impacted there. And so as we look at OCC prices, they have been going up during the year recently, and I mean like past few weeks we’ve seen a little bit of moderation in that. And we don’t have any special deals in the market, so what you see going on in the market is really what we are experiencing day to day. I think Mike’s comments about headwinds are that they are relatively high in terms of what they had been in recent years, last year in terms of the comp particular, but do seem to be moderating somewhat.

Mike Gasser - Greif Inc. — Chairman of the Board and CEO

And one other issue too is we’ve had our annual shutdown, maintenance shutdown in the second half of the two. So volumes will be a little bit different because of the shutdown that we experienced. Which is about six a half days this year.

Rob McNutt - Greif Inc. — SVP and CFO

One of the Mills was down the second quarter and one goes down the third quarter. And so they are about a week each.

Phil Gresh - JPMorgan

Got it, okay. I just have to complete the thought on input costs. If you look at the run rate currently on input costs in the paper packaging segment, would you expect the third quarter at this point to be higher than the second quarter given what you said about OCC and taking into account other things like corn starch is obviously moving higher, other inputs, maybe you could give a little bit more color on that. Thanks.

Rob McNutt - Greif Inc. — SVP and CFO

Sure Phil. And in terms of input costs, as we talked about OCC, wood fiber in the mill in Virginia is one of the issues that we think is relatively stable in the near term. Our outlook on OCC is we are not any better forecasting than anybody else, so we are basically forecasting something flat within our own internal view. I think you probably got as good of insight into that as we would. Energy costs, you see broadly some increase in energy costs on the margin there. Is the other big input. And then there’s the general inflation on chemicals that everybody is experiencing. So I guess you take all of that and balance it, you would say that input cost going to be OCC obviously is — if it continues to moderate will help us more. But I would say flattish to maybe modestly up on balance. David are you comfortable with that?

David Fischer - Greif Inc. — President and COO

I agree with that.

Phil Gresh - JPMorgan

That would be quarter over quarter into the next quarter?

David Fischer - Greif Inc. — President and COO

Yes.

Phil Gresh - JPMorgan

That’s very helpful, I appreciate the color. Thanks guys.

Chris Manuel with KeyBanc Capital Markets.

Chris Manuel - KeyBanc Capital Markets – Analyst

Good morning again, just a couple quick follow-ups. First it looks like you did an acquisition in the quarter with $28.5 million or so. Could you give us a little color as to what you did there? And then maybe update us on where you are in the acquisition pipeline, or are things emptied out there or if there’s anything left in it?

Rob McNutt - Greif Inc. — SVP and CFO

This is Rob. We will break this up and what happened. There were a couple of small acquisitions that show up in our rigid segment. One was the purchase of a minority interest, one was a purchase of an interest in a business in North America, and the other was an outright purchase of something in the rigids business in Europe. I characterize those three as really kind of bolt-on type acquisitions. In terms of the pipeline, Mike or Dave, do want to comment on that?

David Fischer - Greif Inc. — President and COO

Looking forward in our pipeline as we see it right now, we have about four that are solid potentials in the pipeline. They typically are slightly bigger than the individuals, what I would call bolt on or Pac-Man type acquisitions that we’ve done in the past. If you’d consolidate or add up all four of them, could be somewhere in the neighborhood of $300 million-$350 million in additional sales.

Chris Manuel - KeyBanc Capital Markets – Analyst

Okay that’s helpful. And then the last question I had was — I appreciate that it’s early days in the strategy review process and you’re going give us maybe some more detail at a future time, but any key themes or thoughts that are beginning to percolate and emerge from the process?

Mike Gasser - Greif Inc. — Chairman of the Board and CEO

Chris, I’ve probably been the closest to it. I think it would be premature at this point — the strategy team right now is actively involved in looking at the world, what does it look like five years from now, actively talking to our customers, where they are going. Doing both Blue Ocean strategy and traditional strategy to try to figure out how we win in a new world. I would just leave it that we are very, very excited about the process that they’re going through, and look forward to sharing that with you at some point in the future.

Chris Manuel - KeyBanc Capital Markets – Analyst

Okay. Thank you, and good luck.

(Operator Instructions) Mr. Gasser it appears we have no further questions at this time. I would now like to turn the call back to for closing comments.

Mike Gasser - Greif Inc. — Chairman of the Board and CEO

Thank you very much. I’d like to take a moment to reiterate a few key points for the quarter, so if you go to slide 15. Our record second quarter net sales, net income, net income before special items and EBITDA before special items are mostly the result of our paper packaging and flexible products segments, both turning in outstanding performances. Margins are increasing for our rigid packaging segment as their contractual pass-through mechanisms are being activated. In conclusion, the first half of the year has positioned us well for the second half of the year. And Deb now I will turn it over to you for closer.

Deb Strohmaier - Greif, Inc — VP Communications

A digital replay of the conference call will be available in approximately one hour on the Company’s website at www.Greif.com. Thank you for joining us.

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation. (End of Transcript)